UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 28, 2005 (April 27, 2005)

INTERGRAPH CORPORATION

(Exact Name of Registrant as Specified in Charter)
Delaware	0-9722	63-0573222

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Madison Industrial Park IW 2000, Huntsville, AL		35894-0001

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (256) 730-2000

N/A

(Former name or former address, if changed since last report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.         Results of Operations and Financial Condition

On April 27, 2005, Intergraph Corporation issued a press release announcing, among other matters, its preliminary results of operations for the quarter ended March 31, 2005, the text of which is set forth as Exhibit 99.1.

Item 2.05.          Costs Associated with Exit or Disposal Activities

On April 27, 2005, Intergraph Corporation committed to a plan realigning its organizational structure and streamlining its global operations from four to two divisions -- Process, Power & Marine (PP&M) and the newly formed Security, Government & Infrastructure (SG&I). In addition, the Company will be consolidating certain functions globally and across divisions, such as Human Resources, Marketing, Information Technology, and Finance & Accounting.  The realignment arises out of the Company's strategic plan, and its efforts to improve its operating performance and to reduce costs.

SG&I will consist of core operations that previously existed in Intergraph Mapping and Geospatial Solutions (IMGS), Intergraph Solutions Group and Intergraph Public Safety (IPS).  The organizational realignment is intended to (1) improve the customer and market-centric focus and responsiveness of the Company; (2) facilitate revenue growth by leveraging the Company's full range of technology and services to sell to its customer base and markets; (3) enhance the Company's development capabilities and ability to deliver innovative solutions to its target markets; and (4) reduce the overall cost structure of the Company.

Intergraph expects the organizational realignment to be completed by the end of the first quarter of 2006.  The Company plans to report restructuring charges over this time period for severance primarily due to eliminating redundant positions as part of the consolidation of divisions and functions.  The Company estimates that total restructuring charges will be in the range of $4.5 - $6.0 million.  The Company estimates the full restructuring charge will require the outlay of cash.

Exhibit 99.2 contains the text of the Company's press release dated April 27, 2005 regarding this realignment plan.

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 27, 2005, Intergraph Corporation promoted R. Reid French, Jr. to serve as the Company's Chief Operating Officer.  Mr. French, 33, joined the Company in October 2003 as Executive Vice President of Strategic Planning and Corporate Development.  Prior to joining Intergraph, Mr. French served as COO, North America for Solution 6 Group, Ltd., Australia's largest software company, directing all regional operations including sales & marketing, product development, services and support.  Prior to Solution 6, Mr. French served as a strategic planner in the Business Planning & Development group for Walt Disney World, a business unit of The Walt Disney Company.  Prior to Disney, Mr. French worked in investment banking with The Robinson-Humphrey Company, managing various transactions within the technology sector.  Mr. French began his career as a Fellow of the Thomas J. Watson Foundation.  Mr. French holds an MBA degree from the Harvard Business School and a BA degree in economics from Davidson College.

Mr. French holds an employment agreement with the Company that provides him a fixed base salary, cash bonuses and bonus opportunities, stock options, and restricted stock awards.  The employment agreement was effective as of September 16, 2003, and automatically extends for one-year renewal terms on each subsequent anniversary of the initial effective date unless either party gives written notice prior to the next renewal date.  The employment agreement may be terminated at any time by either party, provided that if Mr. French is prematurely terminated without cause or resigns for good reason, Mr. French will receive severance benefits equal to one (1) time his base salary, a pro rata bonus for the year in which termination or resignation occurs, and fully paid health insurance benefits for one year following the date of termination.  No severance beyond salary and benefits through the date of termination shall be paid for resignation without good reason or termination for cause.  Mr. French's employment agreement also provides that all stock options granted to Mr. French pursuant to the agreement will immediately vest and all restrictions relating to restricted stock awards made pursuant to the agreement will automatically lapse in the event of a "change in control."

Also, on April 27, 2005, Intergraph appointed Preetha R. Pulusani to serve as President of the newly formed Security, Government, and Infrastructure (SG&I) division, and appointed Benedict A. Eazzetta to serve as the division's Chief Operating Officer.

Item 9.01.          Financial Statements and Exhibits.

Exhibits

                 99.1    Press Release dated April 27, 2005, pertaining to the preliminary results of operations for the quarter ended March 31, 2005.

                 99.2    Press Release dated April 27, 2005, pertaining to the organizational realignment.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                    INTERGRAPH CORPORATION

                                                                                    By:              /s/ Larry J. Laster
                                                                                    Name:  Larry J. Laster
                                                                                    Title:    Executive Vice President
                                                                                               and Chief Financial Officer

Date:    April 28, 2005